Exhibit 21


                              List of Subsidiaries



Winnemucca Chemicals, Inc., a Nevada corporation 100% owned

GM Explosives Supply, Inc., a Maine corporation 100% owned

Turon-MSI, Ltd., a Uzbekistan limited liability company 51% owned